Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We have issued our report dated March 27, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of Optelecom-NKF, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Optelecom-NKF, Inc. and subsidiaries on Forms S-8 (File No. 333-151486 effective June 6, 2008, File No. 333-130006 effective November 30, 2005 and File No. 333-48306 effective October 20, 2000).

/s/ GRANT THORNTON LLP

Mclean, Virginia

March 30, 2010